EQT Reports Second Quarter 2023 Results

PITTSBURGH, July 25, 2023 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter of 2023.

Second Quarter 2023 and Recent Highlights:
•Second quarter production of 471 Bcfe and capital expenditures, excluding noncontrolling interests, of $470 million, in-line with the midpoint of respective guidance ranges
•Cash operating expenses of $1.37 per Mcfe, near the low-end of guidance
•Retired $800 million of debt in the second quarter of 2023; retired $1.9 billion of debt since initiating capital returns framework in December 2021
•Stellar drilling performance with new world record of 18,200 feet drilled in 48 hours; benchmarking study shows EQT drilling 68 percent faster than peer average
•Completion efficiency up 20 percent year-over-year; completed a nearly 4-mile lateral in the second quarter, among the longest in the history of U.S. shale drilling
•Added to 2024 hedge book to de-risk debt retirement goals; approximately 30 percent of 2024 production hedged with weighted average floor of $3.64 per MMBtu
•Released 2022 ESG Report highlighting an approximate 20 percent year-over-year reduction in Scope 1 and Scope 2 greenhouse gas emissions;(1) 2023 emissions expected to see additional benefit from pneumatic replacement program
•Initiated risk-adjusted LNG strategy; signed Heads of Agreement (HOA) for tolling at Lake Charles LNG for 1 million tons per annum
•Continuing to work cooperatively with the FTC on Tug Hill and XcL Midstream acquisition; closing expected in Q3 2023

President and CEO Toby Z. Rice stated, “Our drilling and completions teams performed extremely well during the quarter, setting multiple internal and world records. These achievements underscore EQT’s best-in-class execution capabilities and our continuous drive to push the envelope when it comes to achieving peak performance.”

Rice continued, “On the capital returns front, we took another material step toward achieving our balance sheet goals by retiring $800 million of incremental debt during the quarter. We have now retired a total of $1.9 billion of debt since initiating our shareholder return framework in late 2021, which has driven a step-change improvement in our leverage profile. We also signed an HOA for 1 million tons per annum of Gulf Coast tolling capacity, marking the initial implementation of our risk-adjusted LNG strategy. Our scale, peer-leading inventory depth and environmental attributes uniquely position EQT to facilitate energy security and emissions reductions objectives both domestically and abroad.”

(1)Year-over-year percent reduction based on Production segment Scope 1 and Scope 2 greenhouse gas emissions from assets owned by EQT on June 30, 2021, the month when EQT's emissions targets were established.

Second Quarter 2023 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2023	2022	Change
Total sales volume (Bcfe)	471	502	(31)
Average realized price ($/Mcfe)	$2.11	$3.21	$(1.10)
Net (loss) income attributable to EQT Corporation	$(67)	$891	$(958)
Adjusted net (loss) income attributable to EQT (a)	$(62)	$340	$(402)
Diluted (loss) earnings per share (EPS)	$(0.18)	$2.19	$(2.37)
Adjusted EPS (a)	$(0.17)	$0.83	$(1.00)
Net (loss) income	$(67)	$894	$(961)
Adjusted EBITDA (a)	$360	$943	$(583)
Net cash provided by operating activities	$437	$230	$207
Adjusted operating cash flow (a)	$341	$916	$(575)
Capital expenditures, excluding noncontrolling interests	$470	$374	$96
Free cash flow (a)	$(129)	$543	$(672)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2023	2022	2023	2022
Gathering	$0.68	$0.68	$0.67	$0.66
Transmission	0.33	0.30	0.33	0.30
Processing	0.11	0.10	0.11	0.10
Lease operating expense (LOE)	0.08	0.09	0.07	0.08
Production taxes	0.04	0.08	0.04	0.07
SG&A	0.13	0.12	0.12	0.13
Total per unit operating costs	$1.37	$1.37	$1.34	$1.34

Production depletion	$0.83	$0.85	$0.83	$0.85

Transmission. Transmission expense increased on an absolute and per Mcfe basis for the three months ended June 30, 2023 compared to the same period in 2022 due primarily to additional capacity acquired subsequent to June 2022, partly offset by credits received from the Texas Eastern Transmission Pipeline.

LOE. LOE decreased on an absolute and per Mcfe basis for the three months ended June 30, 2023 compared to the same period in 2022 due primarily to lower salt water disposal costs and increased recycling. Saltwater disposal costs and recycle rates were favorably impacted by increased usage of our internally developed produced water gathering and storage system, which was placed in service during the fourth quarter of 2022.

Production taxes. Production taxes decreased on an absolute and per Mcfe basis for the three months ended June 30, 2023 compared to the same period in 2022 due to lower West Virginia severance taxes and Pennsylvania impact fees, which resulted primarily from lower prices.

Pending Tug Hill and XcL Midstream Acquisition
The Company previously announced its agreement to acquire THQ Appalachia I, LLC's upstream assets and THQ-XcL Holdings I, LLC's gathering and processing assets through the acquisition of all of the issued and outstanding membership interests of each THQ Appalachia I Midco, LLC and THQ-XcL Holdings I Midco, LLC (the Acquisition) for consideration of approximately $2.6 billion in cash and 55.0 million shares of EQT common stock, as adjusted pursuant to customary closing purchase price adjustments.

The upstream assets to be acquired in the Acquisition are anticipated to add approximately 90,000 core net acres, offsetting the Company's existing core leasehold in West Virginia, approximately 800 MMcfe/d of production and 11 years of inventory. The gathering and processing assets to be acquired in the Acquisition are anticipated to add 95 miles of owned and operated midstream gathering systems that connect to every major long-haul interstate pipeline in southwest Appalachia. The liquids yields and integrated cost structure from the Acquisition are anticipated to improve the durability of the Company's free cash flow generation and are expected to drive down average pro forma free cash flow breakeven by approximately $0.15 per MMBtu through 2027.

The closing of the pending Acquisition remains subject to regulatory approvals.

Liquidity
As of June 30, 2023, the Company had no credit facility borrowings and $25 million of letters of credit outstanding under its $2.5 billion credit facility. Inclusive of its undrawn $1.25 billion term loan facility, the Company's liquidity as of June 30, 2023 was approximately $4.9 billion. The Company expects to fund the cash consideration for the pending Acquisition using a combination of cash on hand and borrowings under its term loan facility.

As of June 30, 2023, total debt and net debt(2) were $4.7 billion and $3.5 billion, respectively, compared to $5.7 billion and $4.2 billion, respectively, as of December 31, 2022.

(2)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2023 Outlook
The Company maintains its expectation of 1,900 – 2,000 Bcfe total sales volume for 2023. The Company maintains its expectation of $1,700 – $1,900 million capital expenditures, excluding noncontrolling interests, for 2023, including $1,400 – $1,535 million planned for reserve development. Included in the 2023 capital expenditures budget is approximately $100 million of capital associated with the development of 30 delayed 2022 wells that were all turned-in-line (TIL) by July 20, 2023. During the third quarter of 2023, the Company plans to TIL 26 – 38 net wells. All guidance items exclude the impact of the pending Acquisition.

2023 Guidance

Production	Q3 2023	Full Year 2023
Total sales volume (Bcfe)	475 – 525	1,900 – 2,000
Liquids sales volume, excluding ethane (Mbbl)	2,000 – 2,200	8,900 – 9,300
Ethane sales volume (Mbbl)	1,500 – 1,600	6,000 – 6,200
Total liquids sales volume (Mbbl)	3,500 – 3,800	14,900 – 15,500

Btu uplift (MMBtu/Mcf)	1.045 – 1.055	1.045 – 1.055

Average Differential ($/Mcf)	($0.95) – ($0.85)	($0.60) – ($0.35)

Resource Counts
Top-hole Rigs		1 – 2
Horizontal Rigs		1 – 2
Frac Crews		3 – 4

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.64 – $0.66	$0.65 – $0.67
Transmission	$0.32 – $0.34	$0.33 – $0.35
Processing	$0.09 – $0.11	$0.09 – $0.11
LOE	$0.10 – $0.12	$0.08 – $0.10
Production taxes	$0.03 – $0.05	$0.03 – $0.05
SG&A	$0.13 – $0.15	$0.12 – $0.14
Total per unit operating costs	$1.31 – $1.43	$1.30 – $1.42

Capital Expenditures ($ Millions) (a)	$400 – $450	$1,700 – $1,900

(a)Excludes capital expenditures attributable to noncontrolling interests.

Second Quarter 2023 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday July 26, 2023 and will be broadcast live via webcast. To access the live audio webcast, visit EQT's investor relations website at ir.eqt.com. A replay will be archived and available, for one year, in the same location after the conclusion of the live event.

Hedging (as of July 21, 2023)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q3 2023 (a)	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Hedged Volume (MMDth)	299	313	210	175	177	77
Hedged Volume (MMDth/d)	3.3	3.4	2.3	1.9	1.9	0.8
Swaps – Long
Volume (MMDth)	43	14	—	—	—	—
Avg. Price ($/Dth)	$4.72	$4.77	$—	$—	$—	$—
Swaps – Short
Volume (MMDth)	43	62	98	127	128	44
Avg. Price ($/Dth)	$2.54	$2.79	$3.60	$3.26	$3.26	$3.26
Calls – Long
Volume (MMDth)	40	40	13	13	13	13
Avg. Strike ($/Dth)	$2.72	$2.72	$3.20	$3.20	$3.20	$3.20
Calls – Short
Volume (MMDth)	303	197	125	61	62	46
Avg. Strike ($/Dth)	$4.85	$4.69	$6.21	$4.22	$4.22	$4.27
Puts – Long
Volume (MMDth)	298	265	112	48	49	33
Avg. Strike ($/Dth)	$3.41	$3.53	$4.31	$3.93	$3.93	$4.04
Fixed Price Sales
Volume (MMDth)	1	—	—	—	—	—
Avg. Price ($/Dth)	$2.38	$—	$—	$—	$—	$—
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(70)	$(92)	$(13)	$(4)	$(4)	$—

(a)July 1 through September 30.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted earnings (loss) per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted earnings (loss) per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands, except per share amounts)
Net (loss) income attributable to EQT Corporation	$(66,626)	$891,361	$1,151,922	$(624,687)
(Deduct) add:
(Gain) loss on sale/exchange of long-lived assets	(225)	(981)	16,303	(2,190)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	5,325	47,048	15,871	77,039
(Gain) loss on derivatives	(164,386)	845,095	(989,238)	3,922,732
Net cash settlements received (paid) on derivatives	212,247	(1,753,732)	369,247	(2,639,271)
Premiums (paid) received for derivatives that settled during the period	(67,495)	251	(166,912)	(32,212)
Other operating expenses	13,394	7,120	33,056	23,467
(Income) loss from investments	(1,092)	(3,577)	(5,856)	17,208
Loss (gain) on debt extinguishment	5,462	104,348	(1,144)	111,271
Non-cash interest expense (amortization)	3,445	3,173	6,859	6,573
Tax impact of non-GAAP items (a)	(1,692)	199,746	176,812	(371,051)
Adjusted net (loss) income attributable to EQT	$(61,643)	$339,852	$606,920	$673,824
Diluted weighted average common shares outstanding	361,982	407,303	393,435	409,234
Diluted EPS	$(0.18)	$2.19	$2.94	$(1.68)
Adjusted EPS	$(0.17)	$0.83	$1.54	$1.65

(a)The tax impact of non-GAAP items represents the incremental tax benefit (expense) that would have been incurred had these items been excluded from net income (loss) attributable to EQT Corporation, which resulted in blended tax rates of 25.3% and 26.6% for the three months ended June 30, 2023 and 2022, respectively, and 24.5% and 22.2% for the six months ended June 30, 2023 and 2022, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands)
Net (loss) income	$(66,866)	$894,224	$1,152,367	$(620,359)
Add (deduct):
Interest expense, net	39,883	65,985	86,429	133,887
Income tax (benefit) expense	(11,818)	308,234	344,828	(157,463)
Depreciation and depletion	395,684	429,143	783,369	851,241
(Gain) loss on sale/exchange of long-lived assets	(225)	(981)	16,303	(2,190)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	5,325	47,048	15,871	77,039
(Gain) loss on derivatives	(164,386)	845,095	(989,238)	3,922,732
Net cash settlements received (paid) on derivatives	212,247	(1,753,732)	369,247	(2,639,271)
Premiums (paid) received for derivatives that settled during the period	(67,495)	251	(166,912)	(32,212)
Other operating expenses	13,394	7,120	33,056	23,467
(Income) loss from investments	(1,092)	(3,577)	(5,856)	17,208
Loss (gain) on debt extinguishment	5,462	104,348	(1,144)	111,271
Adjusted EBITDA	$360,113	$943,158	$1,638,320	$1,870,295

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands)
Net cash provided by operating activities	$437,113	$230,421	$2,099,881	$1,251,640
(Increase) decrease in changes in other assets and liabilities	(96,327)	685,893	(522,003)	553,186
Adjusted operating cash flow	$340,786	$916,314	$1,577,878	$1,804,826
Less: Capital expenditures	(473,246)	(376,267)	(942,151)	(686,400)
Add: Capital expenditures attributable to noncontrolling interests	3,171	2,581	8,549	4,435
Free cash flow	$(129,289)	$542,628	$644,276	$1,122,861

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands)
Adjusted EBITDA	$360,113	$943,158	$1,638,320	$1,870,295
(Deduct) add:
Interest expense	(39,883)	(65,985)	(86,429)	(133,887)
Non-cash interest expense (amortization)	3,445	3,173	6,859	6,573
Other operating expenses	(13,394)	(7,120)	(33,056)	(23,467)
Non-cash share-based compensation expense	12,057	14,088	23,333	21,558
Current income tax benefit (expense)	9,112	647	9,084	(7,213)
Distribution of earnings from equity method investment	11,160	10,850	16,616	13,640
Amortization and other	(1,824)	17,503	3,151	57,327
Adjusted operating cash flow	$340,786	$916,314	$1,577,878	$1,804,826
Less: Capital expenditures	(473,246)	(376,267)	(942,151)	(686,400)
Add: Capital expenditures attributable to noncontrolling interest	3,171	2,581	8,549	4,435
Free cash flow	$(129,289)	$542,628	$644,276	$1,122,861

Reconciliation of Last Twelve Months (LTM) Adjusted EBITDA
The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, as reported in the Statements of Condensed Consolidated Operations included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and September 30, 2022 and as derived from the Statements of Consolidated Operations included as an exhibit to the Company's Current Report on Form 8-K filed on February 15, 2023.

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	LTM Q2 2023

	(Thousands)
Net (loss) income	$(66,866)	$1,219,233	$1,713,839	$687,462	$3,553,668
Add (deduct):
Interest expense, net	39,883	46,546	55,630	60,138	202,197
Income tax (benefit) expense	(11,818)	356,646	558,977	152,206	1,056,011
Depreciation and depletion	395,684	387,685	396,026	418,695	1,598,090
(Gain) loss on sale/exchange of long-lived assets	(225)	16,528	(5,991)	(265)	10,047
Impairment of contract asset	—	—	29,250	—	29,250
Impairment and expiration of leases	5,325	10,546	79,070	20,497	115,438
(Gain) loss on derivatives	(164,386)	(824,852)	(907,096)	1,627,296	(269,038)
Net cash settlements received (paid) on derivatives	212,247	157,000	(1,254,700)	(2,033,727)	(2,919,180)
Premiums (paid) received for derivatives that settled during the period	(67,495)	(99,417)	3,731	894	(162,287)
Other operating expenses	13,394	19,662	18,379	15,485	66,920
Income from investments	(1,092)	(4,764)	(9,400)	(2,877)	(18,133)
Loss (gain) on debt extinguishment	5,462	(6,606)	944	27,814	27,614
Adjusted EBITDA	$360,113	$1,278,207	$678,659	$973,618	$3,290,597

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
Total operating revenues	$1,018,751	$2,527,508	$3,679,822	$1,948,398
(Deduct) add:
(Gain) loss on derivatives	(164,386)	845,095	(989,238)	3,922,732
Net cash settlements received (paid) on derivatives	212,247	(1,753,732)	369,247	(2,639,271)
Premiums (paid) received for derivatives that settled during the period	(67,495)	251	(166,912)	(32,212)
Net marketing services and other	(6,040)	(7,392)	(11,901)	(19,295)
Adjusted operating revenues	$993,077	$1,611,730	$2,881,018	$3,180,352

Total sales volume (MMcfe)	470,839	501,517	929,644	993,792
Average realized price ($/Mcfe)	$2.11	$3.21	$3.10	$3.20

Net Debt, Leverage and Last Twelve Months (LTM) Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Last twelve months leverage is defined as net debt divided by LTM adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

	June 30, 2023	December 31, 2022

	(Thousands)
Current portion of debt (a)	$413,917	$422,632
Senior notes	4,172,232	5,167,849
Note payable to EQM Midstream Partners, LP	85,404	88,484
Total debt	4,671,553	5,678,965
Less: Cash and cash equivalents	1,215,492	1,458,644
Net debt	$3,456,061	$4,220,321

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of June 30, 2023 and December 31, 2022, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of June 30, 2023 and December 31, 2022, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the Company's emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential or pending acquisition transactions, including the pending Acquisition, and the projected timing of the closing of the Acquisition; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates and other economic uncertainties; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions, including the pending Acquisition. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$848,325	$3,365,211	$2,678,683	$5,851,835
Gain (loss) on derivatives	164,386	(845,095)	989,238	(3,922,732)
Net marketing services and other	6,040	7,392	11,901	19,295
Total operating revenues	1,018,751	2,527,508	3,679,822	1,948,398
Operating expenses:
Transportation and processing	523,162	539,704	1,038,146	1,055,808
Production	55,038	82,556	102,978	153,568
Exploration	1,203	1,741	2,155	2,513
Selling, general and administrative	60,163	59,276	112,057	128,372
Depreciation and depletion	395,684	429,143	783,369	851,241
(Gain) loss on sale/exchange of long-lived assets	(225)	(981)	16,303	(2,190)
Impairment of contract asset	—	—	—	184,945
Impairment and expiration of leases	5,325	47,048	15,871	77,039
Other operating expenses	13,394	7,120	33,056	23,467
Total operating expenses	1,053,744	1,165,607	2,103,935	2,474,763
Operating (loss) income	(34,993)	1,361,901	1,575,887	(526,365)
(Income) loss from investments	(1,092)	(3,577)	(5,856)	17,208
Dividend and other income	(562)	(7,313)	(737)	(10,909)
Loss (gain) on debt extinguishment	5,462	104,348	(1,144)	111,271
Interest expense, net	39,883	65,985	86,429	133,887
(Loss) income before income taxes	(78,684)	1,202,458	1,497,195	(777,822)
Income tax (benefit) expense	(11,818)	308,234	344,828	(157,463)
Net (loss) income	(66,866)	894,224	1,152,367	(620,359)
Less: Net (loss) income attributable to noncontrolling interests	(240)	2,863	445	4,328
Net (loss) income attributable to EQT Corporation	$(66,626)	$891,361	$1,151,922	$(624,687)

(Loss) income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	361,982	369,866	361,721	372,023
Net (loss) income attributable to EQT Corporation	$(0.18)	$2.41	$3.18	$(1.68)
Diluted:
Weighted average common stock outstanding	361,982	407,303	393,435	372,023
Net (loss) income attributable to EQT Corporation	$(0.18)	$2.19	$2.94	$(1.68)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	449,658	476,723	883,055	942,859
NYMEX price ($/MMBtu)	$2.10	$7.16	$2.76	$6.05
Btu uplift	0.10	0.38	0.14	0.31
Natural gas price ($/Mcf)	$2.20	$7.54	$2.90	$6.36

Basis ($/Mcf) (a)	$(0.50)	$(0.88)	$(0.10)	$(0.56)
Cash settled basis swaps ($/Mcf)	(0.20)	0.01	(0.18)	(0.10)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.70)	$(0.87)	$(0.28)	$(0.66)
Average adjusted price ($/Mcf)	$1.50	$6.67	$2.62	$5.70
Cash settled derivatives ($/Mcf)	0.53	(3.66)	0.42	(2.71)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.03	$3.01	$3.04	$2.99
Natural gas sales, including cash settled derivatives	$912,966	$1,433,018	$2,688,101	$2,816,214

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	11,679	14,568	25,176	29,202
Sales volume (Mbbl)	1,946	2,428	4,196	4,867
NGLs price ($/Bbl)	$31.28	$58.48	$35.29	$61.27
Cash settled derivatives ($/Bbl)	(1.21)	(4.67)	(1.83)	(4.76)
Average NGLs price, including cash settled derivatives ($/Bbl)	$30.07	$53.81	$33.46	$56.51
NGLs sales, including cash settled derivatives	$58,533	$130,641	$140,389	$275,022
Ethane:
Sales volume (MMcfe) (b)	7,743	8,768	17,670	18,607
Sales volume (Mbbl)	1,291	1,461	2,945	3,101
Ethane price ($/Bbl)	$5.43	$17.70	$6.34	$13.92
Ethane sales	$7,008	$25,865	$18,660	$43,154
Oil:
Sales volume (MMcfe) (b)	1,759	1,458	3,743	3,124
Sales volume (Mbbl)	293	243	624	521
Oil price ($/Bbl)	$49.71	$91.38	$54.30	$88.27
Oil sales	$14,570	$22,206	$33,868	$45,962

Total liquids sales volume (MMcfe) (b)	21,181	24,794	46,589	50,933
Total liquids sales volume (Mbbl)	3,530	4,132	7,765	8,489
Total liquids sales	$80,111	$178,712	$192,917	$364,138

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$993,077	$1,611,730	$2,881,018	$3,180,352
Total sales volume (MMcfe)	470,839	501,517	929,644	993,792
Average realized price ($/Mcfe)	$2.11	$3.21	$3.10	$3.20

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.